September 24, 2018

Mr. Karl J. Schmidt
950 E. Illinois Road
Lake Forest, IL 60045

Dear Karl:

As a follow-up to our discussion, this letter agreement (“Agreement”) confirms the mutual understanding and agreement between you and Perma-Pipe International Holdings, Inc. (“Perma-Pipe” or the “Company”) regarding your separation from employment and the mutual termination of the Executive Employment Agreement entered into by and between you and the Company, effective March 17, 2017 (the “Employment Agreement”). In consideration of the terms and conditions and promises contained in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged, you and Perma-Pipe (collectively the “Parties”) agree as follows:

1.     Transition of Role and Separation Date. Effective October 31, 2018 (“Separation Date”), you will voluntarily resign from your position as Chief Financial Officer and from all positions, including any and all director, officer or similar positions, you hold with (a) Perma-Pipe or (b) any related subsidiary, predecessor, successor, and/or affiliated companies of Perma-Pipe (collectively referred to as the "Perma-Pipe Entities"). Until the Separation Date, the duties and performance obligations set forth in Section 4 of the Employment Agreement shall remain in effect and you agree to provide reasonable assistance in transitioning your duties to your successor as requested by the Company. In addition, through the Separation Date, you will continue to receive your current salary and will continue to be eligible to participate in all of the Company’s employee benefit plans, programs, and arrangements in accordance with their terms. Notwithstanding the foregoing, the Company retains the right to terminate your employment at any time prior to the Separation Date for “Cause” which shall be defined as it is currently defined in the Employment Agreement.

2.     Separation Payments & Benefits. In return for your timely execution of this Agreement and the General Waiver and Release attached as Exhibit A, as well as your compliance with all of their terms, Perma-Pipe will:

(a)
pay you One Hundred Sixty-Three Thousand Four Hundred Dollars and No Cents ($163,400.00), representing six (6) months’ salary, less applicable required withholding deductions. This amount will be paid in biweekly installments over a six (6) month period beginning November 1, 2018, provided you have signed this Agreement and the General Waiver and Release attached as Exhibit A, and shall be

Karl J. Schmidt
September 24, 2018

payable in accordance with Perma-Pipe’s normal payroll processing. You understand and agree that this amount shall not be considered “compensation” for purposes of Perma-Pipe’s incentive compensation or other benefit programs.

(b)
pay you Thirty-Six Thousand Three Hundred Eleven Dollars and No Cents ($36,311.00), less applicable required withholding and deductions, representing the mutually agreed upon prorated value of the Long Term Incentive Plan/Restricted Stock scheduled to vest in 2019 based on the period of your employment through the Separation Date. This amount will be paid in biweekly installments over a six (6) month period beginning November 1, 2018, provided you have signed this Agreement and the General Waiver and Release attached as Exhibit A, and shall be payable in accordance with Perma-Pipe’s normal payroll processing. You understand and agree that this amount shall not be considered “compensation” for purposes of Perma-Pipe’s incentive compensation or other benefit programs. You further understand and agree that, although you retain all rights to Restricted Stock vested on or before the Separation Date, all unvested shares of Restricted Stock are forfeited in accordance with the terms of the Restricted Stock award agreements;

(c)
    pay you One Hundred Thirty Four Thousand Eight Hundred Five Dollars and No Cents ($134,805.00), less applicable required withholding and deductions, representing the prorated value of your targeted 2018/2019 Short Term Incentive Plan (“STIP”) bonus based on the period of your employment through the Separation Date. This amount will be paid in biweekly installments over a six (6) month period beginning November 1, 2018, provided you have signed this Agreement and the General Waiver and Release attached as Exhibit A, and shall be payable in accordance with Perma-Pipe’s normal payroll processing. You understand and agree that this amount shall not be considered “compensation” for purposes of Perma-Pipe’s incentive compensation or other benefit programs; and

(d)	all outstanding stock options shall remain exercisable until the earlier of 90 days following the Separation Date or the expiration date of such award.

You agree that the payments and benefits set forth in this paragraph are being paid in lieu of, and supersede, your eligibility to receive any other separation or termination payments or benefits to which you may otherwise be entitled under any law, contract or agreement, including, but not limited to, the Employment Agreement, and specifically are being paid in lieu of, and supersede, your eligibility to receive any payments provided for under the Employment Agreement for a Termination by the Company Without Cause or a Termination by you for Good Reason.

3.     Accrued Benefits. Regardless of whether you sign this Agreement, following the Separation Date, Perma-Pipe will pay you your accrued but unpaid base salary and your accrued but unpaid vacation, in each case through the Separation Date and consistent with the Company’s policies and past practices and you will be entitled to all vested benefits required to be paid or provided under any qualified retirement, welfare or other benefit plan sponsored by the Company.

Karl J. Schmidt
September 24, 2018

4.     Expense Reimbursements, Return of Company Property, and No Sabotage. You understand and agree that: (a) no reimbursement will be made to you for any company-related expense that you incur on or after October 31, 2018; (b) on or prior to the Separation Date, you will return to Perma-Pipe, all Perma-Pipe Entity owned/leased property in your possession, including, but not limited to, cellular phones, pagers, tablets, and electronic organizers; laptops and computers; computer equipment and software; credit cards, keys, key cards and badges; all data, files, records, forms and other information of whatever kind, either electronic or hard copy, concerning Perma-Pipe or the other Perma-Pipe Entities; and any other Perma-Pipe property in your possession or control; (c) on or prior to the Separation Date, you agree to provide any and all access codes or passwords necessary to gain access to any computer, program, files, or other property that belongs to Perma-Pipe; and (d) you will not, in any form or manner, attempts to hack into, infiltrate, sabotage, or otherwise harm the databases, systems, or information maintained by Perma-Pipe or the other Perma-Pipe Entities, and following the Separation Date, you will never again attempt to access such databases, systems, or information.

5.     Waiver and Release of Claims. In exchange for the payments and other benefits set forth in paragraph 2, you agree to execute the General Waiver and Release attached hereto as Exhibit A.

6.     Cooperation with Company. You agree to cooperate with Perma-Pipe, and to provide all information and sign any corporate records and instruments that Perma-Pipe may hereafter reasonably request with respect to any matter involving your current or former employment with Perma-Pipe, or the work you have performed for Perma-Pipe, including litigation with respect to such matters. Further, if requested by Perma-Pipe, and without additional compensation except standard witness fees provided for by law, you will make yourself available, for a period of two (2) years from October 31, 2018, to cooperate with the defense or prosecution of any claims filed by or against Perma-Pipe and will furnish your testimony if required by subpoena or when deemed reasonable and necessary by counsel for Perma-Pipe, provided such times are scheduled so as not to interfere with the performance of your duties for another employer. Perma-Pipe will, within thirty (30) days of receipt of appropriate documentation of expenses, reimburse you for out-of-pocket expenses reasonably incurred by you pursuant to this paragraph, including travel, transportation, lodging and meals as well as related miscellaneous costs if such travel is requested of you by Perma-Pipe.

7.     Non-Disparagement. You agree that you will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging, denigrating, or otherwise reflecting poorly upon Perma-Pipe or the other Perma-Pipe Entities, any member of Perma-Pipe’s Board of Directors, any executive officer of Perma-Pipe, any employee of Perma-Pipe, or Perma-Pipe’s business. However, you may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

8.     Survival of Post-Termination Obligations. You expressly acknowledge that the Employment Agreement has obligations which survive beyond the Separation Date. These include, but are not limited to, Sections 6 and 7 of the Employment Agreement, which reference and incorporate the Confidentiality Agreement and Non-Solicitation/Non-Compete Agreement

Karl J. Schmidt
September 24, 2018

executed by you and attached as Exhibit B. You agree to comply with these provisions for the applicable period post-employment. You further understand and agree that you continue to be bound by any other confidentiality agreements and restrictive covenants that you entered into during your employment with Perma-Pipe.

9.    Termination of Employment Agreement. You agree that, except for the surviving sections and post-termination obligations described in this Agreement, the Employment Agreement entered into by and between you and Perma-Pipe is hereby terminated.

10.     Defend Trade Secrets Act Disclaimer. Nothing in this Agreement (or any prior agreement on confidentiality to which you may be subject) diminishes or limits any protection granted by law to trade secrets or relieves you of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret. You agree that you will not, in any form or manner, directly or indirectly, divulge, disclose, or communicate to any person, entity, firm, corporation, or any other third party, or utilize for your own personal benefit or for the benefit of any competitor of Perma-Pipe, any confidential information or trade secrets belonging to the Perma-Pipe Entities.

However, nothing in this Agreement (or any prior agreement on confidentiality to which you may be subject) is intended to discourage you from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(i)
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Nothing in this Agreement (or any prior agreement on confidentiality to which you may be subject) shall limit, curtail or diminish Perma-Pipe’s statutory rights under the DTSA, any applicable state law regarding trade secrets, or common law.

11.     Permitted Government Cooperation. You understand that nothing in this Agreement will be construed to prevent you from (a) testifying in response to a lawfully served subpoena, giving truthful testimony under oath, or otherwise complying with lawful court, agency, or other government order; (b) filing a charge with the Equal Employment Opportunity Commission

Karl J. Schmidt
September 24, 2018

(“EEOC”), participating in any EEOC investigation, or otherwise cooperating with the EEOC; (c) filing a complaint or cooperating with any federal, state, or local government or law enforcement agency; or (d) challenging the validity of this Agreement under the Age Discrimination in Employment Act. Further, nothing in this Agreement prohibits you from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any other governmental agency, nor does it prevent you from making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation. Likewise, this Agreement does not limit your right to receive an award for information provided to a government or law enforcement agency; however, this Agreement does prevent you from receiving monetary or financial damages or recoveries from the Company or the other Perma-Pipe Entities which are not based on recovering or receiving an award paid by a government or law enforcement agency.

12.     Adequacy of Consideration and Other Acknowledgements. You understand and agree that the payments and benefits provided hereunder by Perma-Pipe are in consideration for the agreements and promises contained in this Agreement (including the General Waiver and Release attached as Exhibit A) and are greater than those to which you are entitled by law, contract, employment policy or practice, or otherwise; that you waive and release all rights to any further compensation, benefits, bonus, severance or termination payments under your employment agreement with Perma-Pipe and any Perma-Pipe Entity plan, policy, program, agreement, guidelines, practice or understanding of any kind, whether written or oral; that each agreement and promise is of the essence of this Agreement; that each agreement and promise is reasonable and necessary to protect and preserve the interests and properties of the Perma-Pipe Entities; that irreparable loss and damage will be suffered by the Perma-Pipe Entities if you breach any of the agreements and promises in this Agreement; that each agreement and promise is separate, distinct and severable from the other agreements and promises and from the other and remaining provisions of this Agreement; that the unenforceability of any agreement or promise shall not affect the validity or enforceability of any other such agreement or promise or any other provision; and that, in addition to any other remedies available to it, Perma-Pipe shall be entitled to both temporary and permanent injunctions to prevent a breach or contemplated breach by you of any agreement or promise contained in this Agreement.

13.     Code Section 409A. For purposes of Section 409A of the Internal Revenue Code (and its related regulations and guidance thereunder), the payments described in this Agreement shall be fixed installment payments commencing as set forth herein and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments so that each payment is designated as a separate payment for purposes of Section 409A of the Internal Revenue Code.

14.     Additional Remedies for Breach. In the event that you fail to honor any of the agreements or promises set forth in this Agreement, you shall reimburse Perma-Pipe for any and all expenses, including reasonable attorney's fees, incurred in successfully enforcing such agreement or promise, except that the obligation to pay Perma-Pipe’s attorney’s fees does not apply to any challenge by you to the validity of this Agreement under the Age Discrimination in Employment Act. Further,

Karl J. Schmidt
September 24, 2018

in the event of a breach of any of the agreements or promises set forth in this Agreement, the running of the applicable statute of limitations shall be tolled during the continuation of any such breach.

15.     Consideration Period. You understand and acknowledge that you were provided with the original of this Agreement on September 24, 2018; that this Agreement is a contract which can be enforced in court; that, as such, you should take some time to consider your options and to seek information and guidance, as appropriate, regarding the content and effect of each provision of this Agreement; that you have until September 28, 2018 to consider whether to sign the Agreement; and that, if the Agreement is not executed on or before that date, it will be deemed rejected by you on such date and you will not be eligible to receive the payments and benefits provided for under this Agreement.

16.     Voluntary and Knowing Execution. You acknowledge that you have voluntarily entered into this Agreement with full knowledge of its benefits and requirements.

17.     Entire Agreement Regarding Separation. Except for any pre-existing confidentiality agreements, restrictive covenants, invention, patent, or copyright agreements, or other obligations to which you were subject while a Perma-Pipe employee or which you otherwise entered into in connection with your employment with Perma-Pipe (including the Confidentiality Agreement and Non-Solicitation/Non-Compete Agreement attached as Exhibit B), each of which remains fully in effect, and except as otherwise provided in this Agreement, this is the whole Agreement between you, Perma-Pipe and the other Perma-Pipe Entities regarding your separation from employment. No promises or oral or written statements have been made to you other than those in this Agreement.

18.     Amendment, Severability, and Waiver. This Agreement may not be amended except in a writing that is signed by you and Perma-Pipe. If any portion of this Agreement is found to be illegal or unenforceable, you agree that all other portions that can be separated from it or appropriately limited in scope, shall remain fully valid and enforceable to the fullest extent possible. Any failure by the Parties to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement shall not be construed as a waiver of any other or subsequent breach.

19.     Final and Binding Effect. You understand that if you sign this Agreement, it will have a final and binding effect upon you and your heirs, legal representatives, assigns, executors and administrators.

20.     Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the substantive laws of Delaware without regard to its conflict of law provisions or the laws of any other jurisdiction.

21.     Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

Karl J. Schmidt
September 24, 2018

If this letter accurately sets forth our understanding and agreement, please sign this Agreement and the attached General Waiver and Release and return them to me so that they are received on or before September 28, 2018.

Sincerely,

/s/ David Mansfield
David Mansfield
President and CEO

Accepted:

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, I FULLY UNDERSTAND IT, I AGREE TO ALL OF THE AGREEMENT’S TERMS.

/s/ Karl J. Schmidt
Karl J. Schmidt

Date: September 28, 2018

EXHIBIT A

GENERAL WAIVER AND RELEASE

In consideration of the actions, benefits and payments to be provided to me pursuant to the Agreement between the undersigned and Perma-Pipe International Holdings, Inc. (“Perma-Pipe”), dated September 24, 2018 (the "Agreement"), of which this Exhibit A is an essential part thereof, I agree:

A.    To waive, release and forever discharge Perma-Pipe, the other Perma-Pipe Entities, their related companies and institutions, and each of their present, former and future employees, officers, directors, administrators, attorneys, agents, successor and assigns of the aforementioned entities (hereinafter collectively referred to as the "Released Parties") from any and all matters, claims, actions, demands, causes of action, attorney’s fees and costs, debts, accounts, obligations, or liabilities, of every nature and kind whatsoever in law, equity, tort or contract, whether liquidated or unliquidated, whether now known or unknown, including, but not limited to, any and all claims arising under Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act (ADEA); the Illinois Human Rights Act; the Reconstruction Era Civil Rights Acts (42 U.S.C. §§ 1981-1988); Executive Order 11246; the Rehabilitation Act of 1973; the Civil Rights Act of 1991; the Employee Retirement Income Security Act of 1974; federal, state, and local family and medical leave laws including, but not limited to, the Family and Medical Leave Act; federal, state, and local wage and hour laws including, but not limited to, the Fair Labor Standards Act and Illinois Wage Payment and Collection Act; federal, state, and local whistleblower laws; the Consolidated Omnibus Budget Reconciliation Act; the National Labor Relations Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act; federal and state common law; any laws that provide for the payment of attorneys’ fees, costs, expenses, or liquidated or punitive, exemplary or statutory damages; and any other federal, state, or local laws or regulations of any kind, arising out of my employment with Perma-Pipe and separation therefrom, that I now have or may have at any time prior to or as of the date I sign this General Waiver and Release (the "Released Claims"). The Released Claims also include but are not limited to, any claims for wrongful termination, constructive discharge, breach of contract, defamation, misrepresentation, violation of public policy, whistleblower or other retaliation, invasion of privacy, any other tort, contract, statutory, common law, or other claims of any kind. The release also includes a release of any claims arising out of my Executive Employment Agreement with Perma-Pipe (including, but not limited to, claims for severance or other benefits provided for in the event of a Termination by the Company Without Cause or a Termination by me for Good Reason), any Perma-Pipe policy, practice, benefit plan document, or other contract or agreement. Finally, the Released Claims also include any claim to rescind the Agreement or this General Waiver and Release. However, I understand that nothing in this General Waiver and Release prevents me from (a) testifying in response to a lawfully served subpoena, giving truthful testimony under oath, or otherwise complying with lawful court, agency, or other government order; (b) filing a charge with the Equal Employment Opportunity Commission (“EEOC”), participating in any EEOC investigation, or otherwise cooperating with the EEOC; (c) filing a complaint or cooperating with any federal, state, or local government or law enforcement agency; or (d) challenging the validity of this Agreement under the Age Discrimination in Employment Act. Further, I understand that nothing in this Agreement prohibits me from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, the Inspector General, or any other governmental agency, nor does it prevent me from making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation. Likewise, this Agreement does not limit my right to receive an award for information provided to a government or law enforcement agency; however, this Agreement does prevent me from receiving monetary or financial

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damages or recoveries from Perma-Pipe or the other Perma-Pipe Entities which are not based on recovering or receiving an award paid by a government or law enforcement agency.

B.    That all of the obligations I have undertaken in this General Waiver And Release will be binding upon my heirs, legal representatives and assigns, executors and administrators.

C.    That this General Waiver and Release is freely and voluntarily executed, that I have had adequate time to consider this matter and obtain such information and guidance from others as I desire, and that no promise, inducement, or agreement not set forth herein or in the Agreement has been made to me.

D.    I understand that this General Waiver and Release creates certain obligations on my part and waives and releases certain rights I may have.

E.    I acknowledge that I have read this entire Agreement, that I have had the opportunity to consult with others, including counsel, if desired, and that I understand all of the terms and knowingly and voluntarily enter into this Agreement. I am receiving valuable consideration to which I am not otherwise entitled. I am waiving and releasing claims against Released Parties that exist as of the date of my execution of this Agreement.

By signing below, I willingly accept and agree to this General Waiver and Release and I fully and voluntarily intend to be legally bound by it.

/s/ Karl J. Schmidt
Karl J. Schmidt

September 28, 2018
Date

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EXHIBIT B

CONFIDENTIALITY AGREEMENT AND NON-SOLICITATION/NON-COMPETE AGREEMENT

Confidentiality
To the fullest extent permitted by applicable law, the terms of the Confidentiality Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself. This agreement will extend for the duration of the severance period.

Non-Solicitation/Non-Compete
To the fullest extent permitted by applicable law, the terms of the Non-Solicitation/Non-Compete Agreement executed by the Employee are incorporated by reference into this Employment Agreement and are made a part hereto as if they appeared in this Employment Agreement itself. This agreement will extend for the duration of the severance period.

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